Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2013 (February 28, 2014 as to retrospective adjustments to earnings per unit in Note 6 and segments in Note 14), relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Crestwood Marcellus Midstream LLC which was accounted for at historical cost as a reorganization of entities under common control as described in Note 9, an explanatory paragraph for the retrospective adjustments for earnings per unit relating to the common units issued in connection with the Crestwood Merger as described in Note 1, an explanatory paragraph for retrospective adjustments for a change in segments as a result of the Crestwood Merger as described in Note 1, and an explanatory paragraph on the unaudited pro forma information for the acquisitions of Inergy Midstream, L.P. and Arrow Midstream Holdings LLC presented in Note 4), appearing in the Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 9, 2014